EXHIBIT 99.1

CONTACT:	Michael H. McLamb	Brad Cohen 203/222-9013
	Chief Financial Officer	Tom Ryan 203/222-9013
	MarineMax, Inc.	Integrated Corporate Relations, Inc.
727/531-1700

MARINEMAX REPORTS FIRST QUARTER RESULTS

• Record revenue and net income
• Same-store sales increased 56%
• Earnings guidance raised to a range of $1.38 to $1.45 per share for FY04

     CLEARWATER, FL, January 22, 2004 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record revenue and earnings for the first quarter of fiscal 2004.

     For the quarter ended December 31, 2003, the Company reported a revenue increase of 60% to $156.7 million compared to $98.0 million for the comparable quarter last year. Same-store sales grew 56% compared to an 18% decrease in the year ago quarter. Net income was $2.2 million, or $0.14 per diluted share, an increase of $0.17 compared to the net loss of $480,000, or $(0.03) per diluted share, in the comparable quarter last year.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “The December quarter is the seasonally smallest quarter for marine retailers and generally yields net losses. As a result we are particularly pleased with our first quarter results, which were propelled by stronger than anticipated same-store sales. Driving this increase was a larger than expected shift in the model mix of products, with an increase in the number of larger boats and yachts sold. Same-store sales also benefited from our product line expansions over the last 12 months and continued growth in our service, parts, finance and insurance businesses. While these businesses added to our overall revenue, our gross margins fell primarily due to the inherently lower margins associated with larger boat and yacht sales.”

     Mr. McGill continued, “We are confident that our inventory levels are appropriate and our product mix is on-target for 2004. We are making use of our strong balance sheet by offering the most diverse product mix in the industry and planned promotions to effectively drive sales during the all important boat show season. With better weather and improving consumer confidence, it is likely that we accelerated some business into this quarter from our fiscal second quarter. While we are encouraged with the exceptional performance of the MarineMax team, we have tempered some of our enthusiasm for the balance of the year since we do not know the extent of the shift in business.”

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     Mr. McGill concluded, “It is clear that the outlook for marine retailers is beginning to improve. We believe that we can continue to capture market share in a highly competitive environment by offering quality products and superior service. This is the foundation of our operating platform and the principal focus of the MarineMax team. We believe this platform will drive significant value and returns to our stockholders.”

     Based on current business conditions, retail trends and other factors, MarineMax is raising its previously announced fiscal 2004 guidance from $1.26 to $1.36 to a range of $1.38 to $1.45 per diluted share.

About MarineMax

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage service through its Motor Yachts division. The Company currently operates 66 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term growth and increase stockholder value; and our earnings guidance for fiscal 2004. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

     .

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Results of Operations
(Unaudited amounts in thousands except per share data)

	For the Three-Month Period
	Ended December 31,

	2003	2002

Revenue	156,659	97,975
Cost of sales	121,559	74,320

Gross profit	35,100	23,655
Selling, general, and administrative expenses	30,015	23,802

Income (loss) from operations	5,085	(147)
Interest expense	1,459	633

Income (loss) before income taxes	3,626	(780)
Income tax provision (benefit)	1,396	(300)

Net income (loss)	$2,230	$(480)

Basic net income (loss) per common share:	$0.14	$(0.03)

Diluted net income (loss) per common share:	$0.14	$(0.03)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	15,444,082	15,308,251

Diluted	16,280,368	15,308,251

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	December 31,	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,760	$7,260
Accounts receivable, net	16,331	11,579
Inventories, net	272,984	204,308
Prepaids and other current assets	3,846	3,278
Deferred tax assets	1,551	336

Total current assets	303,472	226,761
Property and equipment, net	74,227	67,559
Goodwill and other intangible assets, net	53,409	49,589
Other long-term assets	897	1,038

Total assets	$432,005	$344,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,690	$7,011
Customer deposits	13,283	13,062
Accrued expenses	14,409	13,856
Short-term borrowings	195,000	137,000
Current maturities of long-term debt	2,371	2,165

Total current liabilities	236,753	173,094
Deferred tax liabilities	7,200	4,822
Long-term debt, net of current maturities	19,395	22,124

Total liabilities	263,348	200,040
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at December 31, 2003 and 2002	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,458,356 and 15,310,599 shares issued and outstanding at December 31, 2003 and 2002, respectively	15	15
Additional paid-in capital	65,606	64,234
Retained earnings	103,036	80,676
Treasury stock, at cost, 2,349 shares held at December 31, 2002	—	(18)

Total stockholders’ equity	168,657	144,907

Total liabilities and stockholders’ equity	$432,005	$344,947

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